Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fiscal Year 2019 Second Quarter Distribution of $0.32 Per Share and Announces Fiscal Year 2019 First Quarter Financial Results

NEW YORK, NY, February 6, 2019 - Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for its first fiscal quarter ended December 31, 2018.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	December 31, 2018	September 30, 2018
Investment portfolio, at fair value	$1,918,479	$1,782,841
Total assets	$1,979,807	$1,835,552
Net asset value per share	$15.97	$16.10

	Quarter Ended
	December 31, 2018	September 30, 2018
Investment income	$39,411	$40,428
Net investment income	$19,817	$20,266
Net gain (loss) on investments and foreign currency	$(1,378)	$(4,363)
Net increase in net assets resulting from operations	$18,439	$15,903

Earnings per share	$0.31	$0.26
Net gain (loss) on investments and foreign currency transactions per share	$(0.02)	$(0.08)
Net investment income per share	$0.33	$0.34
Accrual for capital gain incentive fee per share	$(0.01)	$(0.02)
Net investment income before capital gain incentive fee accrual per share (1)	$0.32	$0.32

(1) As a supplement to U.S. generally accepted accounting principles ("GAAP") financial measures, the Company has provided this non-GAAP financial measure. The Company believes that this non-GAAP financial measure is useful as it excludes the accrual of the capital gain incentive fee, including the portion of such accrual that is not contractually payable under the terms of the Company's investment advisory agreement with GC Advisors (the “Investment Advisory Agreement”). As of December 31, 2018, the capital gain incentive fee accrued by the Company in accordance with GAAP is $6.7 million, of which $1.6 million was payable as a capital gain incentive fee pursuant to the Investment Advisory Agreement as of December 31, 2018. Any payment due under the terms of the Investment Advisory Agreement is calculated in arrears as of the end of each calendar year or upon termination of the Investment Advisory Agreement. The Company paid a capital gain incentive fee in the amount of $1.2 million, calculated in accordance with the Investment Advisory Agreement as of December 31, 2017. The Company did not pay any capital gain incentive fee under the Investment Advisory Agreement for any period ended prior to December 31, 2017. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non GAAP financial measure should not be considered an alternative to GAAP.

First Fiscal Quarter 2019 Highlights

•
Net increase in net assets resulting from operations for the quarter ended December 31, 2018 was $18.4 million, or $0.31 per share, as compared to $15.9 million, or $0.26 per share, for the quarter ended September 30, 2018;

•	Net investment income for the quarter ended December 31, 2018 was $19.8 million, or $0.33 per share, as compared to $20.3 million, or $0.34 per share, for the quarter ended September 30, 2018;

•
Net investment income for the quarter ended December 31, 2018, excluding a $0.5 million reversal for the capital gain incentive fee under GAAP, was $19.3 million, or $0.32 per share, as compared to $19.5 million, or $0.32 per share, excluding a $0.8 million reversal for the capital gain incentive fee under GAAP, for the quarter ended September 30, 2018;

•
Net loss on investments and foreign currency for the quarter ended December 31, 2018 was $1.4 million, or $0.02 per share, as compared to a net loss of $4.4 million, or $0.08 per share, for the quarter ended September 30, 2018; and

•	Our board of directors declared on February 5, 2019 a quarterly distribution of $0.32 per share which is payable on March 28, 2019 to stockholders of record as of March 7, 2019.

Exhibit 99.1

Portfolio and Investment Activities

As of December 31, 2018, the Company had investments in 212 portfolio companies with a total fair value of $1,849.6 million and had investments in Senior Loan Fund LLC (“SLF”) with a total fair value of $68.9 million. This compares to the Company’s portfolio as of September 30, 2018, as of which date the Company had investments in 199 portfolio companies with a total fair value of $1,711.8 million and investments in SLF with a total fair value of $71.1 million. Investments in portfolio companies as of December 31, 2018 and September 30, 2018 consisted of the following:

	As of December 31, 2018		As of September 30, 2018
	Investments	Percentage of	Investments	Percentage of
Investment	at Fair Value	Total	at Fair Value	Total
Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$256,796	13.4%	$231,169	13.0%
One stop	1,537,583	80.1	1,430,196	80.2
Second lien	9,434	0.5	9,435	0.5
Subordinated debt	652	0.0 *	251	0.0 *
LLC equity interests in SLF	68,915	3.6	71,084	4.0
Equity	45,099	2.4	40,706	2.3
Total	$1,918,479	100.0%	$1,782,841	100.0%

*	Represents an amount less than 0.1%.
The following table shows the asset mix of our new investment commitments for the three months ended December 31, 2018:

	For the three months ended December 31, 2018
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$40,956	20.2%
One stop	157,017	77.3
Equity	5,098	2.5
Total new investment commitments	$203,071	100.0%

Overall, total investments at fair value increased by 7.6%, or $135.6 million, during the three months ended December 31, 2018 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gain (loss).
For the three months ended December 31, 2018, the weighted average annualized investment income yield (which includes interest and fee income and amortization of capitalized fees and discounts) and the weighted average annualized income yield (which excludes income resulting from amortization of capitalized fees and discounts) on the fair value of earning portfolio investments in the Company's portfolio were 9.1% and 8.6%, respectively.

Exhibit 99.1

Consolidated Results of Operations
Total investment income for the quarters ended December 31, 2018 and September 30, 2018 was $39.4 million and $40.4 million, respectively. This $1.0 million decrease was primarily attributable to a decline in SLF dividend income for the first fiscal quarter, which was partially offset by an increase in interest income from an increase in average investments.
Total expenses for the quarters ended December 31, 2018 and September 30, 2018 were $19.6 million and $20.2 million, respectively. This $0.6 million decrease was primarily attributable to a decrease in incentive fee expense, which was partially offset by higher interest and other debt financing expenses caused by an increase in the weighted average of outstanding borrowings.
During the quarter ended December 31, 2018, the Company recorded a net realized loss of $2.0 million and recorded net unrealized appreciation of $0.6 million. The net realized loss was primarily due to the loss on the sale of one equity investment and the write-off on a separate equity investment. The net unrealized depreciation was primarily due to the reversal of unrealized appreciation associated with the sale and write-off of the two portfolio company equity investments coupled with the decrease in market prices on several middle-market debt and equity investments.
Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
As of December 31, 2018, the Company had cash, cash equivalents and foreign currencies of $13.0 million, restricted cash, cash equivalents and foreign currencies of $40.7 million and $993.5 million of debt and other short-term borrowings outstanding. As of December 31, 2018, the Company had $72.8 million of remaining commitments and $44.8 million available for additional borrowings on its senior secured revolving credit facility with Wells Fargo Bank, N.A. (the "Wells Fargo Credit Facility"), as lender and administrative agent, subject to leverage and borrowing base restrictions. As of December 31, 2018, through our small business investment company licensees, we had $37.5 million of SBA debenture commitments, of which $9.5 million was available to be drawn, subject to customary SBA regulatory requirements.
On November 1, 2018, the Company entered into an amendment to the documents governing its credit facility with Morgan Stanley Bank, N.A., which increased the borrowing capacity from $300 million to $450 million (the "MS Credit Facility I"). The other material terms of the MS Credit Facility I were unchanged. On November 16, 2018, we issued $408.2 million in notes through a debt securitization that were structured as follows:

Tranche	Rating (S&P/Fitch)	Par Amount ($mm)	Interest Rate
Class A Notes	AAA/AAA	$327.0	3-Month LIBOR + 1.48%
Class B Notes	AA/NR	61.2	3-Month LIBOR + 2.10%
Class C-1 Notes	A/NR	20.0	3-Month LIBOR + 2.80%
Total Notes Issued(1)		$408.2

(1)
Term debt securitization are also known as CLOs and are a form of secured financing incurred by the Company, which is consolidated by the Company and subject to the Company's overall asset coverage requirements. The Class C-2 Notes, Class D Notes, and Subordinated Notes issued in the debt securitization were retained by the Company and are eliminated in consolidation.

The reinvestment period for the debt securitization ends on January 20, 2023 and the notes mature on January 20, 2031. A portion of the proceeds were used to repay all outstanding borrowings on the MS Credit Facility I in full and the agreements governing this facility were terminated.

On February 1, 2019, Golub Capital BDC Funding II LLC ("Funding II"), a direct, wholly-owned, consolidated subsidiary of the Company, entered into a new credit facility, (the "MS Credit Facility II"), with Morgan Stanley Senior Funding, Inc., as the administrative agent, in which the lenders have agreed to extend credit to Funding II in an aggregate principal amount of up to $200.0 million. The scheduled maturity date of the MS Credit Facility II is February 1, 2024 unless there is an earlier termination or event of default.

Exhibit 99.1

During the revolving period of the MS Credit Facility II, which will continue through February 1, 2021 unless there is an earlier termination or event of default, borrowings under the MS Credit Facility II will bear interest at the applicable base rate plus 2.05%. Following expiration of the revolving period, the interest rate on outstanding borrowings under the MS Credit Facility II will reset to the applicable base rate 2.55% for the remaining term of the MS Credit Facility II. The base rate under the MS Credit Facility II is (i) the one-month LIBOR, with respect to any advances denominated in U.S. dollars or U.K. pound sterling, (ii) the one-month Euro Interbank Offered Rate with respect to any advances denominated in euros, and (iii) the one-month Canadian Dollar Offered Rate with respect to any advances denominated in Canadian dollars.

In connection with entry into the MS Credit Facility II, all outstanding borrowings under the Wells Fargo Credit Facility were repaid on February 4, 2019, following which the Wells Fargo Credit Facility was terminated. Obligations under the Wells Fargo Credit Facility would have otherwise matured on September 21, 2023.

On February 5, 2019, our board of directors declared a quarterly distribution of $0.32 per share which is payable on March 28, 2019 to holders of record as of March 7, 2019.

Exhibit 99.1

Portfolio and Asset Quality
GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3
Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2
Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1
Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.
The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of December 31, 2018 and September 30, 2018:

	December 31, 2018		September 30, 2018
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$107,807	5.6%	$113,873	6.4%
4	1,612,115	84.0	1,455,754	81.6
3	178,529	9.3	195,414	11.0
2	20,012	1.1	17,250	1.0
1	16	0.0 *	550	0.0 *
Total	$1,918,479	100.0%	$1,782,841	100.0%

*	Represents an amount less than 0.1%.

Exhibit 99.1

Conference Call
The Company will host an earnings conference call at 2:00 p.m. (Eastern Time) on Thursday, February 7, 2019 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 909-4147 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2938. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 12.31.18 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 4.00 p.m. (Eastern Time) on March 9, 2019. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21914687.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	December 31, 2018	September 30, 2018
Assets	(unaudited)	(audited)
Total investments at fair value (amortized cost of $1,915,841 and $1,780,652, respectively)	$1,918,479	$1,782,841
Cash and cash equivalents	12,706	5,878
Foreign currencies (cost of $296 and $159, respectively)	296	159
Restricted cash, cash equivalents and foreign currencies	40,703	39,668
Interest receivable	6,349	6,664
Other assets	1,274	342
Total Assets	$1,979,807	$1,835,552

Liabilities
Debt	$971,814	$845,683
Less unamortized debt issuance costs	3,796	2,934
Debt less unamortized debt issuance costs	968,018	842,749
Other short-term borrowings (proceeds of $21,719 and $0, respectively)	21,687	—
Interest payable	7,128	4,135
Management and incentive fees payable	15,494	17,671
Accounts payable and accrued expenses	2,456	2,069
Accrued trustee fees	70	74
Total Liabilities	1,014,853	866,698

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2018 and September 30, 2018	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 60,422,239 and 60,165,454 shares issued and outstanding as of December 31, 2018 and September 30, 2018, respectively	60	60
Paid in capital in excess of par	953,681	949,552
Distributable earnings	11,213	19,242
Total Net Assets	964,954	968,854
Total Liabilities and Total Net Assets	$1,979,807	$1,835,552

Number of common shares outstanding	60,422,239	60,165,454
Net asset value per common share	$15.97	$16.10

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	December 31, 2018	September 30, 2018
	(unaudited)	(unaudited)
Investment income
Interest income	$38,850	$37,334
Dividend income	39	2,235
Fee income	522	859

Total investment income	39,411	40,428

Expenses
Interest and other debt financing expenses	9,784	8,998
Base management fee	6,439	6,230
Incentive fee	1,983	3,655
Professional fees	588	553
Administrative service fee	699	616
General and administrative expenses	101	110

Total expenses	19,594	20,162

Net investment income	19,817	20,266

Net gain (loss) on investments
Net realized gain (loss) on investments and foreign currency transactions	(1,978)	2,834
Net change in unrealized appreciation (depreciation) on investments and foreign currency translation	600	(7,197)

Net gain (loss) on investments	(1,378)	(4,363)

Net increase in net assets resulting from operations	$18,439	$15,903

Per Common Share Data
Basic and diluted earnings per common share	$0.31	$0.26
Dividends and distributions declared per common share	$0.44	$0.32
Basic and diluted weighted average common shares outstanding	60,176,619	60,011,707

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of
1940. Golub Capital BDC invests primarily in one-stop and other senior secured loans of U.S. middle market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized, award-winning private debt platform with over $30 billion of capital under management. Golub Capital’s Middle Market Lending business seeks to deliver reliable, creative and compelling financing solutions to U.S. middle market companies backed by private equity sponsors. The Middle Market Lending team has particular domain expertise in select industries, including software, technology services, healthcare, consumer and restaurant and retail. The firm’s credit expertise also forms the foundation of its Late Stage Lending business and its Broadly Syndicated Loan investment program. Across its activities, Golub Capital seeks long-term, win-win partnerships that it believes will inspire repeat business from its private equity sponsor clients and investors. Founded in 1994, Golub Capital today has over 350 employees and lending offices in Chicago, New York and San Francisco. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com

Source: Golub Capital BDC, Inc.